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                                                                 EXHIBIT 99.3


DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP        1345 AVENUE OF THE AMERICAS
                                                       46th FLOOR
                                                   NEW YORK, NY 10105
                                                    TEL 212 798-6100

May 8, 2006

Board of Directors
Marsh Supermarkets, Inc.
9800 Crosspoint Boulevard
Indianapolis, Indiana 46256

Ladies and Gentlemen:

     On behalf of our respective firms, Drawbridge Special Opportunities Advisors LLC ("Drawbridge") and Cardinal Paragon, Inc. ("Cardinal"), we request your consent, under the fifth paragraph of the letter agreement (the "Standstill Agreement") dated March 13, 2006, between Cardinal and Marsh Supermarkets, Inc. (the "Company"), to our again making the proposal to acquire the Company that we made in our letter dated April 27, 2006, to Don Marsh (our "Proposal").

     Frankly, we are surprised and disappointed to be in the position in which we now find ourselves. As you no doubt know, our Proposal was that we acquire the Company for an all-cash purchase price of $13.625 for each Class A and Class B share of the Company, representing $2.50 per share more than the consideration provided by the Company's announced merger transaction (the "Inferior Sun Capital Transaction") with Sun Capital Partners. Our Proposal provided an aggregate of $27 million more for the Company's shareholders and option holders gross (approximately $21 million more net of the aggregate option exercise price). We recognize that because the Company may have to pay expenses and/or a termination fee to Sun Capital, our Proposal would effectively now be more expensive to us, but we do not propose to change the $13.625 per share amount.

     Our Proposal stated that "we have made a substantial investment in our due diligence efforts to date" and that we are "highly confident that we can deliver a fully-executed definitive merger agreement to the Company within 15 days." Our Proposal indicated that Drawbridge together with its affiliates has in excess of $20 billion in equity capital under management and has made 63 private equity investments with a total enterprise value of $35 billion, and that Cardinal has made in excess of $5 billion of portfolio acquisitions. We do not understand why we never received any reply to our Proposal and why the Company chose instead to enter into a transaction that is clearly inferior to the Company's shareholders.

     Upon our receipt of the consent referred to above, we would again make our Proposal, on the same terms. We have reviewed the Company's recently executed merger agreement with MSH Supermarkets Holding Corp. (the "Sun Capital Merger Agreement") and, subject to the completion to our satisfaction of a due diligence investigation by us and our advisors of the Company and its management, accountants and advisors, we would be prepared to execute a merger agreement on substantially similar terms. As we noted in our Proposal, that due diligence investigation would not take more than 15 days.

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     We believe that this letter "is a Superior Proposal or is reasonably likely to be a Superior Proposal" within the meaning of Section 5.5(b)(i) of the Sun Capital Merger Agreement, and therefore that Section permits you to "participate in . . . discussions or negotiations" with us, "furnish or disclose ... information" to us and "take any other action to facilitate" our Proposal (all as specified in Section 5.5(a)(ii)).

     If you have any questions about this letter or would like to discuss it further, please contact Steve Tagtmeier at 214-360-1836.

     This letter does not constitute an offer prohibited by the Standstill Agreement, and does not create any binding agreement or commitment of any kind. No binding obligation on the part of Drawbridge or Cardinal will be created until the execution of definitive documentation with respect to a transaction. The existence and terms of this letter and our Proposal are confidential and, unless required by law (in the Company's proxy statement with respect to the Inferior Sun Capital Transaction or otherwise), may not be disclosed publicly or otherwise without our prior written consent.


                                          Very truly yours,

                                          DRAWBRIDGE SPECIAL OPPORTUNITIES
                                          ADVISORS LLC

                                          By  /s/ Constantine Dakolias
                                              ----------------------------------
                                              Name:  Constantine Dakolias
                                              Title: Chief Credit Officer


                                          CARDINAL PARAGON, INC.

                                          By  /s/ Gil J. Besing
                                              ----------------------------------
                                             Name:  Gil J. Besing
                                             Title: Chief Executive Officer